China Automotive Systems Reports
Financial Results for Third Quarter of 2012

WUHAN, China, November 8, 2012 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced financial results for the third quarter and the nine months ended September 30, 2012. All results are for continuing operations, unless stated otherwise.

Third Quarter 2012 Highlights

•	Net sales increased by 3.2% to $73.2 million, compared to $70.9 million in the third quarter of 2011

•	Gross profit was $12.5 million, compared to $12.6 million in the third quarter of 2011; gross margin was 17.1% in the third quarter of 2012, compared to 17.8% in the same quarter of last year

•	Research and development (“R&D”) expenses were $2.8 million, compared to $2.5 million in the third quarter of 2011

•	Operating margin was 7.5%, compared to 7.7% in the third quarter of 2011

•	Diluted earnings per share from continuing operations was $0.12, compared to diluted earnings per share from continuing operations of $0.09 in the third quarter of 2011

First Nine Months of 2012 Highlights

•	Net sales were $234.5 million, compared to $235.5 million for the first nine months of 2011

•	Gross profit was $43.5 million, compared to $45.1 million in the first nine months of 2011; gross margin was 18.6% in the first nine months of 2012, compared to 19.2% in the same period last year

•	Operating margin was 8.7%, compared to 10.0% in the first nine months of 2011

•	Diluted earnings per share from continuing operations was $0.44, compared to diluted earnings per share from continuing operations of $0.48 in the first nine months of 2011

•	Net cash flow provided by operations was $11.4 million, compared to net cash flow from operations of $31.7 million in the first nine months of 2011

•	Cash and cash equivalents were $72.5 million at September 30, 2012, decreased from $73.0 million at December 31, 2011

Mr. Qizhou Wu, chief executive officer of CAAS, commented: “We are pleased to continue to generate growth even though we are affected by both the slowdown in passenger vehicle sales and the continuing decrease in commercial vehicle sales. However, we have noticed a gradual recovery in demand for passenger vehicles following the incentive policy announced by the PRC central government in May 2012 to assist the sales of low-emission cars and fuel-efficient cars. With new leadership in the PRC central government, we believe the number of infrastructure projects in China will increase and China’s real estate market may rebound. As we are the leader in power steering systems in China, we are leveraging our growing expertise first in North America and soon in Brazil and other emerging markets. Many of these emerging markets are dominated by imports of foreign products and we believe we can effectively compete against these products in the markets.”

Mr. Jie Li, chief financial officer of CAAS, added, “Our financial standing remains solid, as we generated positive cashflow from operations in the third quarter. Further, by redeeming our convertible notes early, we have achieved greater financial strength and flexibility to support our research and development efforts and growth programs to build our brand and enhance shareholder value.”

Third Quarter of 2012

For the third quarter of 2012, net sales increased by 3.2% to $73.2 million, compared to $70.9 million in the corresponding quarter of 2011. The net sales increase was mainly due to higher exports of new products into the North American market especially Chrysler North America and the growing domestic passenger vehicle market. A new incentive policy launched by the Chinese government in May 2012 aided purchases of low-emission cars and fuel-efficient cars. Greater unit sales and the appreciation of the Chinese RMB versus the U.S. dollar offset lower average unit prices during the third quarter of 2012.

Gross profit was $12.5 million in the third quarter of 2012, compared to $12.6 million in the third quarter of last year. The gross margin was 17.1%, compared to 17.8% in the same quarter in 2011, mainly due to an increase in sales volumes of lower gross margin products.

Selling expenses increased by 20.0% to $2.4 million from $2.0 million in the third quarter of 2011, which was mainly due to a greater number of sales personnel employed. As a percentage of net sales, selling expenses were 3.3% in the third quarter of 2012, compared to 2.8% in the third quarter of 2011.

General and administrative (“G&A expenses”) expenses declined by 20.5% to $2.5 million in the third quarter of 2012 from $3.1 million in the corresponding quarter of 2011. The decrease in G&A expenses was primarily due to lower wage and salary expenses and lower performance bonuses. As a percentage of net sales, G&A expenses decreased to 3.4% in the third quarter of 2012 from 4.4% in the corresponding quarter of 2011.

Research and development expenses (“R&D expenses”) rose by approximately 12.0% in the third quarter of 2012, to $2.8 million from $2.5 million in the same quarter of 2011, mainly due to the continued development of the Company’s electric power steering (“EPS”) systems. Expenses rose for additional R&D staff, improvement of production molds and external technical support during the third quarter of 2012, compared to the same quarter last year. As a percentage of net sales, R&D expenses rose to 3.8% from 3.5% in the third quarter of 2011.

Income from operations was $5.5 million in the third quarter of 2012, consistent with $5.5 million in the third quarter of 2011. As a percentage of net sales, income from operations was 7.5% in the third quarter of 2012, compared to 7.7% in the corresponding period last year.

Net financial expenses declined by 69.2% to $0.4 million, compared to $1.3 million for the third quarter of 2011, mainly due to lower interest expense resulting from the Company’s early redemption of its convertible notes.

The Company redeemed all outstanding convertible notes in May 2012. Therefore, there was no gain or loss on change of fair value of derivatives associated with convertible notes for the three months ended September 30, 2012. The gain on the change in fair value of derivatives was $7.8 million in the third quarter of 2011, primarily due to the Company’s stock price movement during the third quarter of 2011, and it was non-cash in nature.

Income before income tax expenses and equity in earnings of affiliated companies was $5.3 million in the third quarter of 2012, compared to $12.0 million in the corresponding quarter last year. The decrease in income before income tax expenses and equity in earnings of affiliated companies was mainly due to a decrease in the gain on change in fair value of derivatives as compared to the third quarter of 2011.

Income tax expense was $0.9 million for the third quarter of 2012, compared to $1.0 million for the corresponding quarter last year. The decrease of $0.1 million was mainly due to a decrease in income before income tax. The effective tax rate increased to 16.9% for the third quarter of 2012, from 8.3% for the corresponding period in 2011, which was primarily due to the permanent difference for the gain on change in the fair value of derivatives recorded in the third quarter of 2011. Since the derivative was settled in the second quarter of 2012 due to the redemption of all convertible notes, there is no similar difference in the quarter of 2012.

Net income from continuing operations was $4.4 million for the third quarter of 2012, compared to $11.1 million for the corresponding quarter of 2011. The decrease was mainly due to a decline in income before income tax expenses and equity in earnings of affiliated companies and lower income tax expenses of $0.1 million.

In May 2012, CAAS discontinued its operations in Zhejiang Henglong & Vie Pump-Manu Co., Ltd. (“Zhejiang”) and sold its 51% equity interest in Zhejiang. Accordingly, the business of Zhejiang is recorded as a discontinued operation. There were no net operational results from the business of Zhejiang for the third quarter of 2012, compared with after-tax income of $0.4 million for the third quarter last year.

Net income attributable to parent company’s shareholders was $3.4 million in the third quarter of 2012, compared to $9.0 million, including $0.4 million from discontinued operations, in the corresponding quarter of 2011. Diluted earnings per share was $0.12 in the third quarter of 2012, compared to diluted earnings per share of $0.10, including diluted earnings per share of $0.01 from discontinued operations, in the same quarter of 2011. The weighted average number of diluted common shares outstanding was 28,260,880 in the third quarter of 2012, compared to 31,503,995 in the corresponding quarter of 2011.

First Nine Months of 2012

Net sales for the first nine months of 2012 decreased by 0.4% to $234.5 million, compared to $235.5 million in the first nine months of last year. Nine-month gross profit was $43.5 million, compared to $45.1 million in the corresponding period a year ago. Nine-month gross margin was 18.6%, compared to 19.2% for the corresponding nine-month period in 2011. Income from operations was $20.4 million, compared to $23.5 million in the first nine months of 2011. Operating margin was 8.7%, compared to 10.0% for the corresponding period of 2011. Income from continuing operations was $16.3 million in the first nine months of 2012, compared to $37.8 million in the corresponding period in 2011. Diluted earnings per share for continuing operations were $0.44 in the first nine months of 2012, compared to diluted earnings per share for continuing operations of $0.48 in the first nine months of 2011. Net income attributable to the parent company’s common shareholders, including net income from discontinued operations, decreased to $14.7 million from $30.3 million in the first nine months of 2011. Diluted earnings per share was $0.52 in the first nine months of 2012, compared to diluted earnings per share of $0.50 for the corresponding period in 2011.

As of September 30, 2012, total cash and cash equivalents were $72.5 million, compared to $73.0 million at December 31, 2011. Working capital was $123.9 million as of September 30, 2012. Net cash flows from operations in the first nine months of 2012 were $11.4 million.

Business Outlook

Management’s revenue guidance is for annual revenues to be even with those for the year 2011. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on November 8, 2012 at 8:00 A.M. EST/9:00 P.M. Beijing Time to discuss these results. A question and answer session will follow management’s presentation. To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the “China Automotive Systems” conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

In addition, the conference call will be broadcast live over the Internet at http://www.caasauto.com. Please go to the web site at least 15 minutes early to register, download and install any necessary software.

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EST on December 8, 2012. The dial-in details for the replay are: U.S. Toll Free Number +1-877-660-6853, International dial-in number +1-201-612-7415; using Account "286" and Conference ID "403402" to access the replay. The replay can also be accessed at the Investor Relations section of the CAAS website.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through ten Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 3.5 million sets, steering columns, steering oil pumps and steering hoses. Its customer base is comprised of leading Chinese auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd., Chery Automobile Co., Ltd. and Chrysler North America, outside of North America. For more information, please visit: http://www.caasauto.com.

Forward Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report for the year ended December 31, 2011 and under the heading "Risk Factors" in the Company's Form 10-Q for the nine months ended September 30, 2012 filed with the Securities and Exchange Commission on March 9, 2012 and November 8, 2012, respectively, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of USD, unless otherwise indicated)

	September 30, 2012	December 31, 2011
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$72,490	$72,961
Pledged cash deposits	24,494	21,821
Accounts and notes receivable, net - unrelated parties	196,540	200,940
Accounts and notes receivable, net - related parties	9,432	11,519
Accounts receivable from sale of a subsidiary	4,361	-
Advance payments and others - unrelated parties	1,590	2,215
Advance payments and others - related parties	446	630
Inventories	48,033	51,607
Current deferred tax assets	3,750	3,687
Total current assets	361,136	365,380
Non-current assets:
Property, plant and equipment, net	85,501	84,843
Intangible assets, net	711	837
Other receivables, net - unrelated parties	2,791	1,877
Other receivables, net - related parties	1,071	500
Advance payment for property, plant and equipment - unrelated parties	1,714	1,472
Advance payment for property, plant and equipment - related parties	4,276	3,712
Long-term investments	3,602	3,485
Non-current deferred tax assets	4,379	4,341
Total assets	$465,181	$466,447
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Bank and government loans	$37,001	$10,316
Accounts and notes payable - unrelated parties	157,558	169,456
Accounts and notes payable - related parties	3,713	2,053
Customer deposits	1,253	1,181
Accrued payroll and related costs	4,736	5,177
Accrued expenses and other payables	22,151	22,618
Accrued pension costs	4,355	4,067
Taxes payable	6,132	2,029
Amounts due to shareholders/directors	341	352
Deferred tax liabilities	31	311
Total current liabilities	237,271	217,560
Long-term liabilities:
Convertible notes payable	-	23,571
Compound derivative liabilities	-	559
Accrued make-whole redemption interest expense of convertible notes	-	7,616
Advances payable	3,184	984
Total liabilities	240,455	250,290

Commitments and Contingencies
Stockholders’ equity-

Common stock, $0.0001 par value - Authorized - 80,000,000 shares; Issued and Outstanding – 28,260,302 shares at September 30, 2012 and December 31, 2011	3	3

Additional paid-in capital	39,371	39,296
Retained earnings-
Appropriated	9,953	9,026
Unappropriated	114,243	99,513
Accumulated other comprehensive income	24,267	25,291
Total parent company stockholders' equity	187,837	173,129
Noncontrolling interests	36,889	43,028
Total stockholders' equity	224,726	216,157
Total liabilities and stockholders' equity	$465,181	$466,447

China Automotive Systems, Inc. and Subsidiaries
Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income
(In thousands of USD, except share and per share amounts)

	Three Months Ended September 30,
	2012	2011
Net product sales
Unrelated parties	$70,245	$63,262
Related parties	2,939	7,652
	73,184	70,914
Cost of product sold
Unrelated parties	56,231	55,496
Related parties	4,452	2,830
	60,683	58,326
Gross profit	12,501	12,588
Gain on other sales	704	466
Less: Operating expenses
Selling expenses	2,437	2,010
General and administrative expenses	2,487	3,128
Research and development expenses	2,818	2,466
Total operating expenses	7,742	7,604
Income from operations	5,463	5,450
Other income, net	238	49
Financial expenses, net	(437)	(1,281)
Gain on change in fair value of derivative	-	7,788
Income before income tax expenses and equity in earnings of affiliated companies	5,264	12,006
Less: Income taxes	891	992
Equity in earnings of affiliated companies	27	43
Income from continuing operations	4,400	11,057
Discontinued operations - net of income tax	-	434
Net income	4,400	11,491
Net income attributable to noncontrolling interests	996	1,382
Net income attributable to parent company	3,404	10,109
Allocation to convertible notes holders	-	(1,071)
Net income attributable to parent company’s common shareholders	$3,404	$9,038
Net income attributable to parent company’s common shareholders per share
Basic
Income from continuing operations attributable to shareholders	$0.12	$0.31
Income per share from discontinued operations	-	$0.01
Net income attributable to shareholders	$0.12	$0.32
Diluted
Income from continuing operations attributable to shareholders	$0.12	$0.09
Income per share from discontinued operations	-	$0.01
Net income attributable to shareholders	$0.12	$0.10
Weighted average number of common shares outstanding
Basic	28,260,302	28,083,534
Diluted	28,260,880	31,503,995
Comprehensive income:
Net income	$4,400	$11,491
Foreign currency translation (loss) gain, net of tax	(556)	4,212
Comprehensive income	3,844	15,703
Comprehensive income attributable to noncontrolling interests	904	2,112
Comprehensive income attributable to parent company	$2,940	$13,591

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Operations and Comprehensive Income

(In thousands of USD, except share and per share amounts)

	Nine Months Ended September 30,
	2012	2011
Net product sales
Unrelated parties	$215,157	$205,543
Related parties	19,325	29,954
	234,482	235,497
Cost of product sold
Unrelated parties	176,834	177,573
Related parties	14,137	12,858
	190,971	190,431
Gross profit	43,511	45,066
Gain on other sales	2,625	1,375
Less: Operating expenses
Selling expenses	6,704	6,653
General and administrative expenses	8,999	10,290
Research and development expenses	10,060	5,986
Total operating expenses	25,763	22,929
Income from operations	20,373	23,512
Other income, net	317	154
Financial expenses, net	(1,850)	(2,887)
Gain (loss) on change in fair value of derivative	(449)	19,374
Gain on redemption of convertible notes	1,421	-
Gain on convertible notes conversion	-	1,564
Income before income tax expenses and equity in earnings of affiliated companies	19,812	41,717
Less: Income taxes	3,666	4,045
Equity in earnings of affiliated companies	139	129
Income from continuing operations	16,285	37,801
Discontinued operations (including after-tax disposition gain of $2,494) - net of income tax	2,651	1,535
Net income	18,936	39,336
Net income attributable to noncontrolling interests	3,279	5,241
Net income attributable to parent company	15,657	34,095
Allocation to convertible notes holders	(925)	(3,831)
Net income attributable to parent company’s common shareholders	$14,732	$30,264
Net income attributable to parent company’s common shareholders per share
Basic
Income from continuing operations attributable to shareholders	$0.44	$1.06
Income per share from discontinued operations	$0.08	$0.03
Net income attributable to shareholders	$0.52	$1.09
Diluted
Income from continuing operations attributable to shareholders	$0.44	$0.48
Income per share from discontinued operations	$0.08	$0.02
Net income attributable to shareholders	$0.52	$0.50
Weighted average number of common shares outstanding
Basic	28,260,302	27,881,821
Diluted	28,261,529	31,531,253

Comprehensive income:
Net income	$18,936	$39,336
Foreign currency translation (loss) gain, net of tax	(1,280)	9,228
Comprehensive income	17,656	48,564
Comprehensive income attributable to noncontrolling interests	3,023	6,842
Comprehensive income attributable to parent company	$14,633	$41,722

China Automotive Systems, Inc. and Subsidiaries

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands of USD, unless otherwise indicated)

	Nine Months Ended September 30,
	2012	2011
Cash flows from operating activities:
Net income	$18,936	$39,336
Adjustments to reconcile net income from operations to net cash provided by operating activities:
Stock-based compensation	76	-
Depreciation and amortization	10,668	10,144
Increase (decrease) in allowance for doubtful accounts	16	(78)
Inventory write downs	501	-
Deferred income taxes	(1,268)	(251)
Equity in earnings of affiliated companies	(139)	(129)
Gain on sales of a subsidiary	(2,848)	-
Gain on convertible notes conversion	-	(1,564)
Gain on redemption of convertible notes	(1,421)	-
Loss (gain) on change in fair value of derivative	449	(19,374)
Amortization of debt issue cost	135	-
Loss on fixed assets disposals	44	116
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged deposits	(5,118)	1,460
Accounts and notes receivable	(4,741)	6,714
Advance payments and others	570	506
Inventories	(4,306)	(12,614)
Increase (decrease) in:
Accounts and notes payable	(462)	8,504
Customer deposits	337	252
Accrued payroll and related costs	(180)	(249)
Accrued expenses and other payables	(6,702)	1,489
Accrued pension costs	315	(81)
Taxes payable	4,294	(2,798)
Advances payable	2,210	346
Net cash provided by operating activities	11,366	31,729
Cash flows from investing activities:
Decrease (increase) in other receivables	(1,598)	625
Proceeds from disposal of equipment	622	134
Payments to acquire property, plant and equipment	(16,982)	(10,805)
Payments to acquire intangible assets	(62)	(121)
Proceeds from sales of a subsidiary	3,561	-
Net cash used in investing activities	(14,459)	(10,167)
Cash flows from financing activities:
Proceeds from government and bank loan	36,402	8,655
Repayments of bank loan	(7,097)	(3,863)
Paid debt issue cost for bank loan	(230)	-
Dividends paid to the noncontrolling interests	(2,387)	(1,692)
Redemption of convertible notes	(23,571)	-
Increase (decrease) in amounts due to shareholders/directors	(8)	(20)
Net cash provided by financing activities	3,109	3,080
Effects of exchange rate on cash and cash equivalents	(487)	2,001
Net increase in cash and cash equivalents	(471)	26,643
Cash and cash equivalents at beginning of period	72,961	49,424
Cash and cash equivalents at end of period	$72,490	$76,067

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

	Nine Months Ended
	September 30,
	2012	2011
Cash paid for interest	$10,435	$1,689
Cash paid for income taxes	$3,810	$7,190

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

	Nine Months Ended
	September 30,
	2012	2011
Issuance of common shares for the conversion of convertible notes	$-	$10,112
Advance payments for acquiring property, plant and equipment	5,990	7,303
Dividends payable to noncontrolling interests	707	-
Noncontrolling interests contribution of capital with property, plant and equipment	2,846	-
Accounts receivable from sale of a subsidiary	4,361	-

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